                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[CON EDISON LOGO]

                         Consolidated Edison Company of New York, Inc.
                         4 Irving Place, New York, N.Y. 10003
- --------------------------------------------------------------------------------
EUGENE R. MCGRATH
CHAIRMAN OF THE BOARD

                                                                   April 3, 1995

Dear Stockholder:

     I hope you will join the Board of Trustees and management of your Company at The Paramount, Madison Square Garden Center, Seventh Avenue between 31st and 33rd Streets, New York City for the annual meeting on Monday, May 15, 1995 at 1:30 p.m.

     Whether or not you plan to attend the annual meeting, please sign and return the enclosed proxy. It is very important that as many shares as possible be represented at the meeting.

     If after signing and returning your proxy you come to the meeting, you may vote in person even though you have previously sent in a proxy.

                                             Sincerely,

                                             /s/ Eugene R. McGrath

                                             Eugene R. McGrath

[CON EDISON LOGO]

                         Consolidated Edison Company of New York, Inc.
                         4 Irving Place, New York, N.Y. 10003
- --------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     The Annual Meeting of Stockholders of Consolidated Edison Company of New York, Inc. will be held at The Paramount, Madison Square Garden Center, Seventh Avenue between 31st and 33rd Streets, New York, New York, on Monday, May 15, 1995 at 1:30 P.M., E.D.S.T. for the following purposes:

          a. To elect fourteen members of the Board of Trustees;

          b. To ratify and approve the appointment of Price Waterhouse LLP as independent accountants for the year 1995; and

          c. To act upon such other matters, including two stockholder proposals set forth in the Proxy Statement (attached hereto and incorporated herein by reference), as may properly come before the meeting, or any adjournment thereof.

     You are cordially invited to attend this meeting. IF YOU PLAN TO ATTEND, please mark the appropriate box on the enclosed proxy card and we will send you an admission ticket.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. WE WILL SINCERELY APPRECIATE YOUR DOING SO.

                                            By Order of the Board of Trustees,

                                                 ARCHIE M. BANKSTON
                                                      Secretary

Dated: April 3, 1995

PROXY STATEMENT

SOLICITATION OF PROXIES

     This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Trustees of Consolidated Edison Company of New York, Inc. (the "Company" or "Con Edison"), which has its principal executive offices at 4 Irving Place, New York, New York 10003, for use at the 1995 Annual Meeting of Stockholders to be held on Monday, May 15, 1995. This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about April 3, 1995.

     This solicitation of proxies for the Annual Meeting of Stockholders is being made by the management on behalf of the Board of Trustees of the Company and will be made by mail and by telephone or telegraph. The expense thereof will be borne by the Company. The expense will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co. of New York, New York, has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow's services is $17,000, plus out-of-pocket expenses.

RECORD DATE, OUTSTANDING
 VOTING SECURITIES AND VOTING RIGHTS

     Only the holders of record of $5 Cumulative Preferred Stock or of Common Stock as of the close of business on March 28, 1995 (the "record date") are entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the record date, there were outstanding 1,915,319 shares of $5 Cumulative Preferred Stock and 234,914,842 shares of Common Stock, each entitled to one vote per share upon all propositions to be presented at the meeting.

     Copies of the 1994 Annual Report are being mailed to all persons who as of the record date were holders of record of any shares of any class of stock of the Company.

     The enclosed proxy card is for the number of shares registered in your name with the Company together with any additional full shares held in your name in Con Edison's Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the Plan will be voted in the same manner.

     In all matters other than the election of Trustees, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting, entitled to vote and voting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes are voted neither "for" nor "against", and have no effect on the vote, but are counted in the determination of a quorum. Trustees will be elected by a plurality of the votes present in person or represented by proxy at the annual meeting, entitled to vote and voting on the election of Trustees.

EXECUTION AND REVOCATION OF PROXY

     Shares represented by proxies properly signed and returned will be voted at the meeting. Each proxy will be exercised in accordance with the stockholder's specifications thereon. If the proxy is signed but no specification is made, the shares represented by the proxy will be voted for the election of Trustees and in accordance with the recommendations of the Board of Trustees on other proposals.

     A stockholder who gives a proxy may revoke it at any time before the proxy is voted at the meeting. The proxy is revocable by a written instrument signed in the same manner as the proxy and received by the Secretary of the Company at or before the annual meeting. Also, a stockholder who attends the meeting in person may vote by ballot at the meeting, thereby cancelling any proxy previously given.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETING

     Attendance at the annual meeting will be limited to stockholders of record, beneficial owners of Con Edison stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of the management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the meeting, management will limit the General Discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require all signs, banners, placards and protest-type materials to be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF TRUSTEES

     Fourteen Trustees are to be elected at the Annual Meeting of Stockholders to hold office until the next annual meeting and until their respective successors shall have been elected and qualified. Of the fourteen Board members standing for election, two (the Chairman of the Board, President and Chief Executive Officer--Eugene R. McGrath, and the Executive Vice President and Chief Financial Officer--Raymond J. McCann) are officers of the Company. The current non-officer nominee Trustees (who include a former Chairman of the Board and Chief Executive Officer and another former officer) bring to the Company the benefit of their broad expertise and experience in many diverse fields.

     Since the last annual meeting, the number of Trustees constituting the entire Board of Trustees was increased from thirteen to fourteen by amendment to
Section 8 of the By-laws, effective July 26, 1994, the date of the election of Ms. Sally Hernandez-Pinero as a member of the Board of Trustees. Ms. Hernandez-Pinero is of counsel to Kalkines, Arky, Zall & Bernstein, attorneys-at-law. Ms. Hernandez-Pinero served in several high-level municipal government positions, including Chairwoman of the New York City Housing Authority from 1992 through 1993, New York City Deputy Mayor for Finance and Economic Development from 1990 to 1992 and Commissioner and Chairwoman of the Board of Directors of the Financial Services Corporation of New York City. She also was the Deputy Borough President of Manhattan from 1986 to 1988. All of the nominees, except Ms. Hernandez-Pinero, were elected Trustees at the last annual meeting. The Company's management believes that all of the nominees will be able and willing to serve as Trustees of the Company.

     Shares represented by every properly signed proxy will be voted at the annual meeting for the election as Trustees of the persons nominated by management, except where the right to vote such shares is withheld as provided in the proxy or otherwise instructed. If one or more of such nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as shall be designated by management.

                           INFORMATION ABOUT NOMINEES

     The name and age of each of the nominees, the year in which each was first elected a Trustee of the Company, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock of the Company beneficially owned by each, as of the close of business on January 31, 1995, their directorships in other publicly-held business corporations and the more significant of their directorships in charitable and educational organizations as of that date are set forth below, based on information provided by the nominees.

                             NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                 AND PRINCIPAL OCCUPATION AND BUSINESS
                                     EXPERIENCE DURING PAST 5 YEARS

                      E. VIRGIL CONWAY, 65--1970

                      Financial Consultant and Corporate Director. Mr. Conway is Chairman of the Financial Accounting Standards Advisory Council of the Financial Accounting Standards Board.
     [PHOTO] Director or Trustee, Accuhealth, Inc., Atlantic Mutual Insurance Company, Centennial Insurance Company, HRE Properties, certain mutual funds managed by Phoenix Home Life Mutual Insurance Company, Trism, Inc. and Union Pacific Corporation. Mr. Conway is a Trustee of Pace University, Chairman of the Audit Committee of The City of New York and a member of the Metropolitan Transportation Authority.

                      Shares owned: 12,402


                      ARTHUR HAUSPURG, 69--1975

                      Former Chairman of the Board and Chief Executive Officer of the Company. Mr. Hauspurg was Chairman of the Board and Chief Executive Officer from September 1982 through August
     [PHOTO]          1990. He was President from 1975 through January 1989.
                      Director or Trustee, COMSAT Corporation, Prudential Government Securities Trust, Prudential High Yield Fund, Inc., Prudential National Municipals Fund, Inc., Prudential Growth Opportunity Fund, Inc. and Prudential Tax-Free Money Fund, Inc.; Member, National Academy of Engineering.

                      Shares owned: 17,468


                      MYLES V. WHALEN, JR., 64--1977

                      Retired. Former Partner, Shearman & Sterling, Attorneys at Law, New York, N.Y. from 1962 to 1968 and from 1970 until
     [PHOTO] 1987. He was Vice President, General Counsel and Secretary of the Company from 1968 to 1970.

                      Shares owned: 1,092

                             NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                 AND PRINCIPAL OCCUPATION AND BUSINESS
                                     EXPERIENCE DURING PAST 5 YEARS

                      DONALD K. ROSS, 69--1977

                      Director and Retired Chairman of the Board, President and
     [PHOTO] Chief Executive Officer, New York Life Insurance Company, New York, N.Y. Director or Trustee, Mackay-Shields Financial Corporation and The Mainstay Funds.

                      Shares owned: 800


                      FREDERICK P. ROSE, 71--1978

                      Chairman, Rose Associates, Inc., New York, N.Y. (Real estate investment). Director or Trustee, Olympia and York
     [PHOTO] Realty Corporation, American Museum of Natural History, Lincoln Center for the Performing Arts, Inc. (Vice-Chairman), The Metropolitan Museum of Art and Rockefeller University.

                      Shares owned: 4,534*


                      PETER W. LIKINS, 58--1978

                      President, Lehigh University, Bethlehem, Pa. Director or
     [PHOTO] Trustee, COMSAT Corporation, Parker-Hannifin Corporation and Safeguard Scientific, Inc.; Member, National Academy of Engineering.

                      Shares owned: 1,706

- ---------------

* In 1994, Mr. Rose contributed 25,000 shares to the Frederick P. and Sandra P. Rose Foundation. Mr. Rose disclaims beneficial ownership of these shares.

                             NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                 AND PRINCIPAL OCCUPATION AND BUSINESS
                                     EXPERIENCE DURING PAST 5 YEARS

                      RUTH M. DAVIS, 66--1981

                      President and Chief Executive Officer, The Pymatuning Group, Inc., Alexandria, Va. (Technology management).
     [PHOTO] Director or Trustee, Air Products and Chemicals, Inc., Ceridian Corporation, Premark International, Inc., Principal Mutual Life Insurance Company, Sprint Corp., Varian Associates and The Aerospace Corporation (Chairman). Member or Trustee, American Academy of Arts and Sciences, National Academy of Engineering and USO Board of Governors.

                      Shares owned: 2,734


                      RAYMOND J. MCCANN, 60--1987

                      Executive Vice President and Chief Financial Officer of the Company since February 1, 1989. Mr. McCann was
     [PHOTO] Executive Vice President--Division Operations from 1980 through September 1987 and Executive Vice President--Finance and Law from October 1987 through January 1989. Director, Nuclear Mutual Ltd., Public Utilities Reports, Inc., Citizens Budget Commission, Inc. and Harlem Youth Development Foundation.

                      Shares owned: 5,685


                      EUGENE R. MCGRATH, 53--1987

                      Chairman of the Board, President and Chief Executive Officer of the Company since September 1, 1990. He was
     [PHOTO] elected President and Chief Operating Officer on February 1, 1989, served as Executive Vice President--Operations from October 1987 through January 1989 and as Executive Vice President--Central Operations from September 1982 through September 1987. Director or Trustee, Federal Reserve Bank of N.Y., Business Council of New York State, Inc., New York City Partnership, American Museum of Natural History, Barnard College, National Action Council for Minorities in Engineering, Inc., Edison Electric Institute, American Gas Association, American
                      Women's Economic Development Corporation, NYZS/The Wildlife Conservation Society and the United Way of New York City. Member, National Academy of Engineering.

                      Shares owned: 12,152

                             NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                 AND PRINCIPAL OCCUPATION AND BUSINESS
                                     EXPERIENCE DURING PAST 5 YEARS

                      GORDON J. DAVIS, 53--1989

                      Partner, LeBoeuf, Lamb, Greene & MacRae, Attorneys at Law, New York, N.Y. since October, 1994. Mr. Davis was
     [PHOTO] previously a Partner, Lord Day & Lord, Barrett Smith, Attorneys at Law, New York, N.Y. Director or Trustee, Phoenix Home Life Mutual Insurance Company, certain mutual funds managed by the Dreyfus Corporation, Dance Theater of Harlem, Lincoln Center for the Performing Arts, Inc. and New York Public Library.

                      Shares owned: 500**


                      ELLEN V. FUTTER, 45--1989

                      President, American Museum of Natural History, New York, N.Y. since November, 1993. Ms. Futter was previously
     [PHOTO] President of Barnard College. Director, Trustee or Member, Bristol-Myers Squibb Company, CBS Inc., American Museum of Natural History, Committee for Economic Development, Council on Foreign Relations and New York City Partnership.

                      Shares owned: 1,424


                      ROBERT G. SCHWARTZ, 67--1989

                      Director and former Chairman of the Board, President and Chief Executive Officer, Metropolitan Life Insurance
     [PHOTO] Company, New York, N.Y. Mr. Schwartz served as Chairman of the Board of Metropolitan Life from 1983, and President and Chief Executive Officer from 1989 to April 1, 1993. Director or Trustee, CS First Boston, Inc., COMSAT Corporation, Lone Star Industries, Inc., Lowe's Companies Inc., Mobil Corporation, Potlatch Corporation, Reader's Digest Association, Inc., Committee for Economic Development and Smeal College of Business Administration at Penn State University (Board of Visitors).

                      Shares owned: 2,000

- ---------------

** As of March 31, 1995.

                             NAME, AGE, YEAR IN WHICH FIRST ELECTED TRUSTEE
                                 AND PRINCIPAL OCCUPATION AND BUSINESS
                                     EXPERIENCE DURING PAST 5 YEARS

                      RICHARD A. VOELL, 61--1990

                      President and Chief Executive Officer, The Rockefeller Group, New York, N.Y. (Real estate, real estate services and communications and communications services). Director
     [PHOTO] or Trustee, Club Med, Inc., Lehndorff, U.S.A. Group of Companies, Municipal Art Society, Member, Council on Foreign Relations and International Advisory Board of Fiat. Chairman, NYZS/The Wildlife Conservation Society Nominating Committee, Business Council for the United Nations and New York City Partnership Public Issues Committee. Past Chairman, Economic Club of New York.

                      Shares owned: 1,904


                      SALLY HERNANDEZ-PINERO, 42--1994

                      Of Counsel, Kalkines, Arky, Zall & Bernstein, Attorneys at Law, New York. A description of prior business experience
     [PHOTO] is shown on page 3. Director or Trustee, Accuhealth, Inc., The Dime Savings Bank, Plan Performance and Financial Standards Committee of the Blue Cross, Blue Shield Association, Cathedral of St. John the Divine, National Income Realty Trust, Goodwill Industries, The Metropolitan Museum of Art and Wesleyan University.

                      Shares owned: 260

     A complete list of directorships of nominees in charitable and educational organizations is available to any stockholder who requests one from the Secretary of the Company.

     The number of shares of Common Stock of the Company beneficially owned as of January 31, 1995, by each of the executive officers named in the compensation table on page 17 who are not also nominees is set forth below.

                                     NAME                               SHARES OWNED
        --------------------------------------------------------------  ------------
        Charles F. Soutar.............................................      3,917
        J. Michael Evans..............................................        642
        Stephen B. Bram...............................................      5,536

     As of January 31, 1995, no nominee or officer was the beneficial owner of any other class of equity securities of the Company or beneficially owned more than .0125 percent of the total outstanding Common Stock of the Company. As of the same date all officers and Trustees as a group beneficially owned 233,858 shares (0.099 percent) of the outstanding Common Stock of the Company. Each officer and Trustee held his or her shares with sole voting power and sole investment power, except for shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

     To the best knowledge of the management of the Company, no person owned beneficially as of January 31, 1995 more than 5 percent of any class of voting securities of the Company.

     Based upon its review of the reports furnished to the Company for 1994 pursuant to Section 16 of the Securities Exchange Act of 1934, the Company believes all of the reports were filed on a timely basis.

TRUSTEES' FEES AND ATTENDANCE

     Those Trustees who are not employees of the Company are paid an annual retainer of $22,000 and a fee of $1,000 for each meeting of the Board or a Committee of the Board attended, except that if the Committee meeting is held on the same day as the Board meeting, the fee paid for attending the Committee meeting is $800.

     The Chairmen of the Audit, Budget and Contracts, Executive Personnel and Pension, Finance, Nominating, and Planning and Environmental Committees each receives an annual retainer fee of $3,000, provided, however, that if any Trustee is serving at the same time as the Chairman of the Budget and Contracts Committee and the Finance Committee he or she is paid only one such annual retainer. The Acting Chairman of any Board Committee is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides. Trustees may participate in the Company's Discount Stock Purchase Plan, the Deferred Compensation Plan and the Retirement Plan for non-officer Trustees described below. The members of the Board who are Company officers receive no retainer or meeting fees for their service on the Board.

     The Company has a deferred compensation plan applicable to non-officer members of the Board of Trustees. A Trustee who elects to participate in the plan may defer all or a portion of the compensation paid by the Company with interest. As of March 31, 1995, two Trustees were participants in the plan.

     The Company has a retirement plan for those Trustees who are not entitled to receive employee pension benefits from the Company. The plan provides that a Trustee who retires from the Board and who has completed ten full years of service on the Board, shall receive annually, for life, commencing at age 65, or the date of retirement, whichever is later, a benefit in an amount equal to the then annual retainer being paid to the active members of the Board of Trustees, changing as and when such annual retainer changes. The benefits for a Trustee who retires with less than ten years of service shall be prorated. As of March 31, 1995, three former Trustees were participants in the plan.

     The Company's Discount Stock Purchase Plan permits employees, including executive officers of the Company, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-officer members of the Board of Trustees are eligible to participate and may contribute up to $1,000 per month. Also, dividends may be reinvested. The Company contributes one-ninth of the participant's contributions, including reinvested dividends. The contributions are used to purchase outstanding shares of Common Stock of the Company for the participants. The Company pays brokerage and other expenses relating to the plan.

     Mr. Hauspurg has a consulting agreement with the Company pursuant to which he is paid $900 per day for services rendered to the Company. He received no payments under this agreement in 1994.

     The Board of Trustees held twelve regular meetings in 1994. During 1994 each incumbent Trustee attended more than 75 percent of the combined meetings of the Board of Trustees and the Board Committees on which he or she served, held during his or her period of service.

COMMITTEES OF THE BOARD

     The Audit Committee, composed of five non-officer Trustees (Mr. Rose, Chairman, Dr. Davis, Ms. Futter and Messrs. Davis and Ross), meets with the Company's management, including its General Auditor, and its independent accountants several times a year to discuss internal controls and accounting matters, the Company's financial statements, and the scope and results of the auditing programs of the independent accountants and of the Company's internal auditing department. The Audit Committee also recommends to the Board of Trustees the appointment of the independent accountants for the Company, subject to stockholders' approval at the annual meeting. The Committee held three meetings in 1994.

     The Budget and Contracts Committee, composed of eight non-officer Trustees (Mr. Ross, Chairman, Dr. Davis and Messrs. Conway, Hauspurg, Likins, Rose, Schwartz and Whalen), examines into and makes recommendations to the Board with respect to the annual construction budget of the Company, major purchase authorizations and contractual commitments, reviews the annual operating budget, receives a five-year forecast of construction expenditures and reviews major real estate transactions and litigation settlements. The Committee held twelve meetings during 1994.

     The Executive Committee, which is composed of Mr. McGrath, the Chairman of the Board and of the Committee, and five non-officer Trustees (Messrs. Conway, Hauspurg, Rose, Ross and Whalen), may exercise during intervals between the meetings of the Board all the powers vested in the Board, except for certain specified matters. The Committee held one meeting during 1994.

     The Executive Personnel and Pension Committee, composed of six non-officer Trustees (Mr. Conway, Chairman, Ms. Hernandez-Pinero and Messrs. Davis, Ross, Schwartz and Voell), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes incentive compensation awards to officers participating in the Company's Executive Incentive Plan, subject to confirmation by the Board of Trustees. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"); and reviews and makes recommendations with respect to new benefit plans and plan amendments, the selection of plan trustees and the performance of funded plans, funding policy and contributions to the funded plans. The Committee held seven meetings during 1994.

     The Finance Committee, which is composed of eight non-officer Trustees (Mr. Schwartz, Chairman, Dr. Davis and Messrs. Conway, Hauspurg, Likins, Rose, Ross and Whalen), reviews and makes recommendations to the Board with respect to the Company's financial condition and policies, its dividend policies, bank credit arrangements, financings, investments, the nuclear decommissioning funds, and five-year forecast and other financial matters. The Committee held fifteen meetings during 1994.

     The Nominating Committee, composed of five non-officer Trustees (Mr. Whalen, Chairman, Ms. Futter and Messrs. Conway, Schwartz and Voell), is responsible for recommending candidates to fill vacancies on the Board of Trustees. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of members of the Board and of the Board Committees and other corporate governance matters. The Committee held two meetings in 1994. The Committee has no formal procedures for consideration of recommendations for nominations to the Board and will consider candidates proposed by stockholders. Nominations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each nomination should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate, to the effect that the candidate is both willing and affirmatively desirous of serving.

     The Planning and Environmental Committee, composed of eight non-officer Trustees (Dr. Likins, Chairman, Dr. Davis, Ms. Futter, Ms. Hernandez-Pinero and Messrs. Davis, Hauspurg, Rose and Whalen), examines into and makes recommendations to the Board regarding long range energy planning for the Company's electric, gas and steam systems, the Company's major fuels policies, significant environmental matters affecting the Company's operations and the Company's environmental policies. The Committee held three meetings in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ms. Hernandez-Pinero and Messrs. Conway, Davis, Ross, Schwartz and Voell are the members of the Company's Executive Personnel and Pension Committee. The law firm of LeBoeuf, Lamb, Greene & MacRae of which Mr. Davis is a partner will provide services to the Company in 1995. Messrs. Hauspurg and Whalen were members of the Committee until May 24, 1994. Mr. Hauspurg was formerly Chairman of the Board, President and Chief Executive Officer of the Company. He retired on August 31, 1990 and receives a pension from the Company. Mr. Whalen was Vice President and General Counsel of the Company from August 13, 1968 to July 2, 1970 and Secretary of the Company from April 1, 1969 to January 1, 1970.

MANAGEMENT PROPOSAL

PROPOSAL NO. 1--Approval of Appointment of Price Waterhouse LLP as Independent
  Accountants for the year 1995.

     At the annual meeting, the Board of Trustees will recommend that the stockholders ratify and approve the selection of Price Waterhouse LLP as independent accountants for the Company for the year 1995. Price Waterhouse LLP has acted in the same capacity for many years.

     Before the Audit Committee recommended to the Board of Trustees the appointment of Price Waterhouse LLP, it considered that firm's qualifications. This included a review of their performance in prior years, as well as their reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Price Waterhouse LLP in these respects. The Audit Committee reviewed information provided by Price Waterhouse LLP concerning litigation involving that firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of Price Waterhouse LLP to perform services in 1995 for the Company is not in any way adversely affected by any litigation or investigations reflected in such information.

     Representatives of Price Waterhouse LLP will be present at the annual meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     In connection with the 1994 audit, Price Waterhouse LLP reviewed the Company's annual report and examined the related financial statements, reviewed interim financial statements and certain of the Company's filings with the Federal Energy Regulatory Commission, the New York Public Service Commission and the Securities and Exchange Commission. Price Waterhouse LLP also performed audits of the financial statements of the Company's pension and certain other benefit plans. Payments to Price Waterhouse LLP for audit services in 1994 totalled $810,000.

     Adoption of Proposal No. 1 requires the affirmative vote of a majority of the shares of the Common Stock and $5 Cumulative Preferred Stock (voting together as a single class) voted on the proposal at the meeting.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

STOCKHOLDER PROPOSALS

PROPOSAL NO. 2--John J. Gilbert, 29 East 64th Street, New York, New York
  10021-7043, owning 125 shares, Margaret R. Gilbert, owning 124 shares, and/or Edith and/or Edward Rudy, owning 1,529 shares of Common Stock, have submitted the following proposal:

          "RESOLVED: That the stockholders of Consolidated Edison Company of New York, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The statement made in support of this proposal is as follows:

     "Very strong support along the lines we suggest were shown at the last annual meeting when 22.6%, 11,294 owners of 34,350,010 shares, were cast in favor of this proposal. The vote against included 16,620 unmarked proxies.

     "A law enacted in California provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

     "The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

     "We think cumulative voting is the answer to find new directors for various committees. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be having cumulative voting and ending stagger systems of electing directors, in our opinion.

     "When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the hug[e] derivative losses might have been prevented with cumulative voting.

     "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In Fortune magazine it was ranked second in its industry as 'America's Most Admired Corporations' and Wall Street Transcript noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 they raised their dividend. We believe Consolidated Edison should follow these examples.

     "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST PROPOSAL NO. 2 FOR THE FOLLOWING REASONS:

     The same proposal was submitted by Mr. Gilbert to the Company's 1994, 1987, 1986, 1985 and 1984 annual meeting of stockholders, to each of six annual meetings held from 1974 through 1979 and to several prior meetings and was overwhelmingly defeated each time. The proposal, in the opinion of the Board of Trustees, is contrary to the best interest of the Company and its stockholders. The Trustees, in administering the affairs of the Company, should function for the benefit of all stockholders. The present system of voting for the election of Trustees, under which the holders of a plurality of the votes cast at a meeting of stockholders elect a Board of Trustees to represent all the stockholders, has served well. If this proposal were adopted, a Trustee who was elected only because of cumulative voting might represent and act for the benefit of a special interest rather than for the benefit of all stockholders.

     In the opinion of counsel this resolution, if adopted, would not constitute an amendment of the Certificate of Incorporation of the Company permitting cumulative voting, but would constitute a formal request by the stockholders that the Board of Trustees submit to a later meeting of the stockholders a proposal to amend the Company's Certificate of Incorporation so as to permit cumulative voting by the Company's stockholders in voting for the election of members of the Board of Trustees.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST PROPOSAL NO. 2.

PROPOSAL NO. 3--Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia
  Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

          "RESOLVED: That the shareholders recommend that the Board take the necessary step that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     The statement made in support of this proposal is as follows:

          "In support of such proposed Resolution it is clear the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

          "Last year the owners of 18,395,536 shares, representing approximately 12% of shares voting, voted FOR this proposal.

          "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 3 FOR THE FOLLOWING REASONS:

     The Company currently provides on page 17 of the Proxy Statement compensation information for the five highest paid executive officers. From the information already provided in the compensation table and the text pertaining thereto, stockholders can readily determine the two Con Edison executive officers who are contractually entitled to receive compensation that exceeds $100,000. Therefore, by its terms the proposal would not result in any additional disclosure in the Proxy Statement.

     Disclosure of executive compensation is governed by the Securities and Exchange Commission's proxy solicitation rules, which in 1992 were substantially revised after extensive comment from interested members of the public. The proposal would impose on the Company more stringent disclosure requirements than those imposed on other companies by the Commission's rules. The Board believes that any changes in the disclosure requirements should emanate from the Commission and should be uniformly applicable to all companies subject to the proxy rules.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST PROPOSAL NO. 3.

- --------------------------------------------------------------------------------
     Adoption of the preceding stockholder resolutions (Proposals 2 and 3) would require the affirmative vote of a majority of shares of the Common Stock and $5 Cumulative Preferred Stock (voting together as a single class) voted thereon at the meeting.
- --------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Company's Chief Executive Officer and its four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers of the Company at the end of 1994.

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                            ANNUAL COMPENSATION              LONG
                                     ----------------------------------      TERM
                                                              OTHER       INCENTIVE    ALL OTHER
          NAME AND                                            ANNUAL         PLAN       COMPEN-
     PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)   COMPENSATION   PAYOUTS(1)   SATION(2)
- ----------------------------  -----  ---------  ---------  ------------  ------------  ---------
Eugene R. McGrath...........  1994   $ 603,333  $ 235,733    $ 14,515      $ 61,030     $23,406
Chairman of the Board,        1993   $ 551,667  $ 253,500    $ 14,615      $ 58,653     $24,348
President and Chief           1992   $ 505,000  $ 231,833    $  9,457      $ 39,458     $19,520
Executive Officer
Raymond J. McCann...........  1994   $ 366,083  $ 114,693          --      $ 54,604     $ 7,268
Executive Vice President and  1993   $ 343,333  $ 126,500    $  2,588      $ 54,987     $ 7,075
Chief Financial Officer       1992   $ 323,500  $ 119,167    $  2,804      $ 38,332     $ 6,866
Charles F. Soutar...........  1994   $ 311,333  $  80,000          --      $ 41,758     $ 7,268
Executive Vice President--    1993   $ 291,500  $  83,333    $  2,484      $ 43,989     $ 7,075
Customer Service              1992   $ 273,500  $  80,000    $  2,433      $ 25,366     $ 6,866
J. Michael Evans............  1994   $ 292,333  $  73,333          --            --     $ 7,268
Executive Vice President--    1993   $ 274,000  $  73,333    $  2,277            --     $ 7,075
Central Operations            1992   $ 256,000  $  66,667    $  2,591            --     $ 6,293
Stephen B. Bram.............  1994   $ 243,000  $  73,333          --      $ 23,769     $ 7,143
Senior Vice-President         1993   $ 226,000  $  56,667    $  3,615      $ 27,126     $ 6,778
                              1992   $ 211,000  $  50,000    $  3,786      $ 18,602     $ 6,330

- ------------

     (1) See description of the Long-Term Incentive Plan, below.

     (2) The amounts shown in this column consist of amounts contributed by the Company under its Discount Stock Purchase Plan (DISCOP) and Thrift Savings Plan for Management Employees (Thrift Plan) and amounts paid for life insurance for Mr. McGrath, as follows: For 1994, Mr. McGrath, life insurance--$15,154, DISCOP--$984, Thrift Plan--$7,268; Mr. McCann, Thrift Plan--$7,268; Mr. Soutar, Thrift Plan--$7,268; Mr. Evans, Thrift Plan-- $7,268; Mr. Bram, Thrift Plan--$7,143; For 1993, Mr. McGrath, life insurance--$16,383, DISCOP--$890, Thrift Plan--$7,075; Mr. McCann, Thrift Plan--$7,075; Mr. Soutar, Thrift Plan--$7,075; Mr. Evans, Thrift Plan--$7,075; Mr. Bram, Thrift Plan--$6,778; For 1992,

Mr. McGrath--life insurance--$11,838, DISCOP--$816, Thrift Plan--$6,866; Mr. McCann, Thrift Plan--$6,866; Mr. Soutar, Thrift Plan--$6,866; Mr. Evans, Thrift Plan--$6,293; Mr. Bram, Thrift Plan--$6,330.

                              EMPLOYMENT CONTRACTS

     Mr. McGrath has an agreement with the Company which provides for his employment for an initial term from September 1, 1990 until August 31, 1995. Mr. McGrath's employment is automatically extended on a year-to-year basis thereafter subject to the right of either party to terminate the agreement, upon at least twelve months' notice prior to the expiration of the initial five year term or any one year extension. The agreement provides for Mr. McGrath to receive an annual salary of $615,000 (effective September 1, 1994), plus annual deferred compensation of $25,000 with interest. Mr. McGrath's salary is reviewed annually by the Executive Personnel and Pension Committee and, with the concurrence of the Board, may be increased as a result of that review. The agreement also provides for the Company to purchase supplemental term life insurance for Mr. McGrath, the premiums for which are included in the Summary Compensation Table.

     Mr. McCann has an agreement with the Company which provides, effective February 1, 1995, for an annual salary of $342,000, plus annual deferred compensation of $50,000 with interest. Mr. McCann's salary is subject to an annual review by the Executive Personnel and Pension Committee. His employment may be terminated by either Mr. McCann or the Company, at any time, on written notice to the other.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation policies are administered by the Executive Personnel and Pension Committee (the Committee) of the Board of Trustees. The Committee is composed of six Trustees. All action by the Committee pertaining to executive compensation is submitted to the full Board of Trustees for approval. The Committee submits the following report related to compensation matters for 1994.

     The Committee's compensation policy--The Committee believes that total executive compensation should be such as to attract to the Company, motivate and reasonably reward individuals of the highest professional and personal qualifications and, at the same time, secure substantial and proportionate value for the Company. Compensation of the Company's executive officers consists primarily of base salary, which is reviewed by the Committee annually, and a potential award under the Company's Executive Incentive Plan, which is described under the caption "Long Term Incentive Plan" on page 22. In making its recommendations to the Board of

Trustees, with respect to salaries of officers other than Mr. McGrath, and awards under the Executive Incentive Plan for officers other than Mr. McGrath and Mr. McCann, the Committee considers recommendations made to it by Mr. McGrath. With respect to Mr. McGrath's salary and any award under the Executive Incentive Plan to him or Mr. McCann, the Committee initiates the recommendation that it makes to the Board of Trustees.

     Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual's position, although in some cases corporate performance may also be relevant to base salary determinations. Awards under the Executive Incentive Plan are based on both individual and corporate performance. Base salary ranges are identified for the Company's officers with reference to salaries paid by other utilities and industry in general, as reflected in surveys by such organizations as the Edison Electric Institute and in general industry studies conducted by compensation consulting firms. These surveys are not identical to the surveys referred to in the next paragraph. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships. Increases for individuals are based on the current salary's relationship to the range for the position (but not to any specific level within the range) and the individual's performance with respect to the requirements of the individual's position.

     In considering the level of Mr. McGrath's compensation, the Committee reviewed surveys of the compensation paid to the chief executive officers of other utilities with revenues exceeding $2 billion and a survey by the Edison Electric Institute of the compensation paid to the chief executive officers in both the electric utility industry and general industry. The Committee does not target Mr. McGrath's compensation to any specific level within the ranges of compensation paid by these comparison companies but uses the surveys as references. The utilities included in the surveys referred to in this paragraph and the previous paragraph are some but not all of the utilities included in the Standard & Poor's Utilities Index shown on the performance graph on page 25. None of the non-utility companies in the surveys are in the utility index.

     The Committee believes that an evaluation of corporate performance must take account of many factors affecting the Company's operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context it looks not only to current reported financial operating results and financial condition (as reflected in such factors as earnings per share, return on common equity, and debt ratings), but also to a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management's efforts to strengthen the Company for the future. In recommending the base salaries or awards under the Executive Incentive Plan, the Committee does not have a predetermined list of criteria nor does it have a formula for weighing or applying the criteria the Committee members consider. The process is neither arithmetic nor formulaic, but judgmental.

     1994 Base Salary Determinations--In 1994 individual performance and salary ranges relevant to Company officers were the factors considered by the Committee in determining the base salaries recommended for such individuals.

     1994 Executive Incentive Plan Awards--In recommending the amount awarded under the Executive Incentive Plan for plan year 1994, the Committee considered the following financial factors: earnings per share in 1994 of $2.98 were record per share earnings and were 32 cents higher than 1993; controllable expenses were 1.4% less than budget and productivity gains in 1994 above the one percent provided for in the Company's various rate settlement agreements amounted to $51 million, which was retained by stockholders; the dividend was increased in 1994 by 3.1%, compared to an industry average increase of 2.1%; at December 31, 1994 the Common Stock price was 19.8% lower than at December 31, 1993; over the five-year period ended December 31, 1994, the total return on the Company's Common Stock, measured on the basis of a $100 investment, was $124.50, compared to $127.00 for the S&P Utility Index and $151.50 for the S&P 500 Index; the Company remains one of the financially strongest utilities in the country, although the major rating agencies lowered ratings one notch on the Company's senior debt, to Aa2 by Moody's and AA- by Standard and Poor's; and in 1994, following extensive negotiation, the Company obtained for its ratepayers federal income tax refunds and related interest for years 1980 through 1986 amounting to approximately $60 million. The Committee also considered the following operating factors: the power supply system performed well in 1994; the Company received approximately $32 million in incentives under the partial pass-through fuel adjustment clause approved by the Public Service Commission; Indian Point Unit No. 2 followed 1992's and 1993's record performance with the best year in its history, the plant's 99.4% capability factor was the highest ever and during 1994 the unit ran continuously, setting a new world record for the continuous operation of a light water reactor, 600 days at year's end; the Company's Enlightened Energy Program earned an incentive of $52 million under the electric rate settlement; the Company pleaded guilty in October 1994 to four counts of a Federal indictment relating to the failure to report the release of asbestos resulting from the Gramercy Park steam main explosion in 1989, and in November 1994 the Company entered into a settlement of a New York State Department of Environmental Conservation civil administrative proceeding on environmental violations; the Company continued to improve operating performance through retraining and redeployment of personnel; the Company showed continued progress in its commitment to a diversified work force; in 1994, $58 million worth of goods and services were purchased from minority-owned firms and for the second consecutive year, the Company's Minority Business Program was honored by the New York/New Jersey Minority Purchasing Council.

     Based on the Committee's review of the Company's performance in 1994, as reflected in the factors mentioned above, for 1994 the Committee recommended, and the Board approved, that the total amount awarded under the Executive Incentive Plan to all participants as a group be 85 percent of the maximum amount provided by the Plan.

     CEO Compensation--In making its recommendations to the Board of Trustees with respect to both the base salary and the Executive Incentive Plan award for 1994 of Mr. Eugene R. McGrath, the Committee considered among other things the Company's financial operating results; the strength of its financial condition; the efficiency and high level of reliability of the Company's generating system during the year; the record performance of the Indian Point No. 2 Unit; the Company's success in earning the incentives for customer service, fuel economy and the Enlightened Energy program under the electric rate settlement; the effectiveness with which Mr. McGrath has led the Company's efforts to plan for the future; and levels of compensation of chief executive officers of the other companies included in the compensation surveys referred to in the last full paragraph on page 19.

     I.R.S. Limitations on Deductibility of Executive Compensation--Recent federal legislation restricts the deductibility, for federal income tax purposes, of certain executive compensation above a specified threshold. No Company executives currently receive annual compensation reaching the threshold. Nevertheless, the tax law provisions are complex, and under certain circumstances could restrict the Company's deduction in a given year. The Committee intends to take into account these tax law provisions in structuring the Company's executive compensation in future years.

                                     The Executive Personnel and Pension
                                     Committee
                                           E. Virgil Conway (Chairman)
                                           Gordon J. Davis
                                           Sally Hernandez-Pinero
                                           Donald K. Ross
                                           Robert G. Schwartz
                                           Richard A. Voell

                            LONG TERM INCENTIVE PLAN

     The Company's Executive Incentive Plan is designed to provide executives with incentives to achieve goals that are important to shareholders and customers. Each year a maximum incentive fund is established by the Executive Personnel and Pension Committee, subject to the approval of the Board of Trustees based on the salaries of the eligible participants at the end of the prior year. This maximum fund may not exceed one half of one percent of the Company's net income for the year. It may be reduced or eliminated entirely as recommended by the Committee, based upon the Committee's assessment of the Company's performance during the year, and it is required to be eliminated in any year in which the Company reduces or omits a dividend on its Common Stock. Awards may be made by the Committee, subject to the approval of the Board, to eligible executives based upon their performance during the year. Payment of one-third of any award is deferred for five years (or until retirement, if earlier) and is subject to forfeiture if the participant is terminated for cause or resigns prior to reaching age 65 during the deferral period. A recipient may elect to further defer the one-third, and to defer all or any part of the remaining two-thirds of an award, for payment at or after retirement, or at some earlier time. Portions of awards that are required to be deferred are treated during the mandatory deferral period as if the portions were invested in Common Stock of the Company and are credited with dividend equivalents and credited or debited for increases or decreases in the market value of an equivalent number of shares ("equivalent stock units"). Portions of awards voluntarily deferred are similarly treated or are allocated to an interest account and credited with interest, depending on an election made by the recipient prior to the award. Those portions (two-thirds) of the plan year 1994 awards that are not required to be deferred are shown in the Summary Compensation Table, above, under the "bonus" column. The following table shows for those portions (one third) of the plan year 1994 awards that were mandatorily deferred, the number of equivalent stock units and the mandatory deferral period. In 1994 the five-year deferral period expired with respect to the mandatorily deferred awards made for 1988. The accrued amount of these awards at January 1, 1994 is shown in the Summary Compensation Table under "Long Term Incentive Plan Payouts." Under Mr. McGrath's employment contract, mandatorily deferred awards are not subject to forfeiture.

                                       EXECUTIVE INCENTIVE PLAN--AWARDS FOR 1994
                                     ---------------------------------------------
                                      NO. OF EQUIVALENT           PERIOD UNTIL
                                         STOCK UNITS               MATURATION
                                     --------------------     --------------------
          Eugene R. McGrath........          4,544                 5 years
          Raymond J. McCann........          2,211                 5 years
          Charles F. Soutar........          1,542                 5 years
          J. Michael Evans.........          1,414                 5 years
          Stephen B. Bram..........          1,414                 5 years

                                 PENSION PLANS

     The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 under the Company's Retirement Plan for Management Employees (the "Management Plan"), a funded, tax-qualified, defined benefit pension plan, and the Company's Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the "Plans"), as supplemented in the case of Messrs. McGrath, McCann and Evans by separate agreements.

                               PENSION PLAN TABLE

 FINAL
AVERAGE
 SALARY                                         YEARS OF SERVICE
- --------     --------------------------------------------------------------------------------------
                15           20           25           30           35           40           45
             --------     --------     --------     --------     --------     --------     --------
$ 50,000     $ 11,250     $ 15,000     $ 19,000     $ 24,000     $ 25,250     $ 26,500     $ 27,750
$100,000     $ 24,537     $ 32,716     $ 41,395     $ 52,074     $ 54,574     $ 57,074     $ 59,574
$200,000     $ 52,287     $ 69,716     $ 88,145     $110,574     $115,574     $120,574     $125,574
$300,000     $ 80,037     $106,716     $134,895     $169,074     $176,574     $184,074     $191,574
$400,000     $107,787     $143,716     $181,645     $227,574     $237,574     $247,574     $257,574
$500,000     $135,537     $180,716     $228,395     $286,074     $298,574     $311,074     $323,574
$600,000     $163,287     $217,716     $275,145     $344,574     $359,574     $374,574     $389,574
$700,000     $191,037     $254,716     $321,895     $403,075     $420,574     $438,074     $455,574
$800,000     $218,787     $291,716     $368,645     $461,574     $481,574     $501,574     $521,574

     The Plans provide pension benefits based on (i) the participant's highest average salary for 60 consecutive months within the 120 consecutive months prior to retirement ("final average salary"), (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant's length of service. Participants in the Plans whose age and years of service equal 75 or more are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 60 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each year of retirement before age 60, and benefits payable to a participant who retires below age 55 are actuarily reduced, irrespective of the participant's years of service. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The years of service covered by the Plans are for Mr. McGrath, 32 years; Mr. McCann, 39 years; Mr. Soutar, 37 years; Mr. Evans, 21 years and Mr. Bram, 32 years. Current salary rates covered by the Plans for Messrs. McGrath, McCann, Soutar, Evans and Bram are $640,000, $392,000, $333,000, $305,000 and $272,000, respectively. The Plans provide an annual adjustment equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

     Mr. McGrath's agreement provides that under certain circumstances, if he elects upon termination of his employment to defer the commencement of his pension as permitted by the Plans, the Company will accrue and later pay with interest the amounts which Mr. McGrath would have been entitled during the deferral period to receive under the Plans, as supplemented by his agreement.

PERFORMANCE GRAPH

     The following performance graph compares the Company's cumulative total stockholder return on its common stock for a five year period (December 31, 1989 to December 31, 1994) with the cumulative total return of the Standard & Poor's Utilities index and the Standard & Poor's 500 Stock index.

                COMPARISON OF FIVE YEAR TOTAL CUMULATIVE RETURN*

               CON EDISON, S&P UTILITIES INDEX AND S&P 500 INDEX
                     DECEMBER 31, 1989 TO DECEMBER 31, 1994
                                   [GRAPH]
                       (see data points in table below)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)         CON EDISON     S&P UTILITIES      S&P 500
1989                                   100             100             100
1990                                  87.6            97.7            96.9
1991                                 114.0           111.5           126.4
1992                                 138.4           120.5           136.0
1993                                 144.1           137.9           149.6
1994                                 124.5           127.0           151.5

* Based on $100 invested at December 31, 1989; reinvestment of all dividends in equivalent shares of stock; and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

     No stockholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

     Effective December 2, 1994, the Company purchased insurance providing for reimbursement, with certain exclusions and deductions, to (a) the Company for payments it makes to indemnify Trustees, directors, officers and assistant officers of the Company and its subsidiaries and (b) Trustees, directors, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by the Company. The insurers are:
Aetna Casualty and Surety Company, A.C.E. Insurance Company, Ltd., Columbia Casualty Company, X.L. Insurance Company, Ltd. and Zurich Insurance Company. The cost of this insurance was $1,353,400 for a one year term. The Company also purchased from Federal Insurance Company, Aetna Casualty and Surety Company and A.C.E. Insurance Company, Ltd. additional insurance coverage, for one year effective January 1, 1995, insuring the Trustees, officers and employees of the Company and certain other parties against certain liabilities which could arise in connection with the administration of the Company's employee benefit plans. The cost of such coverage was $275,575.

     In connection with the Gramercy Park steam main explosion on August 19, 1989, a former officer of the Company, Constantine J. Papakrasas, was indicted on, and on October 31, 1994 pled guilty to, a federal criminal charge relating to the Company's failure to report immediately the release of asbestos resulting from the steam main explosion. Mr. Papakrasas was sentenced to a fine of $5,000 on March 10, 1995 and no further charges remain pending against him. The Company has paid a total of $1,316,140 by way of indemnification of Mr. Papakrasas' fine and his costs of defense. The Company has also paid a total of $218,561 by way of indemnification of defense costs, in connection with the same matter, of another former Company officer, Daryl A. Wall, who was not indicted. Under the indemnification provisions of New York law and the Company's By-Laws, Mr. Papakrasas and Ms. Wall were entitled to this indemnification. These amounts were not covered by the Company's insurance.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     In order to be included in the Company's proxy statement and form of proxy relating to the 1996 Annual Meeting, stockholder proposals must be received by the Company at its principal office at 4 Irving Place, New York, New York 10003 by December 5, 1995.

OTHER MATTERS TO COME BEFORE THE MEETING

     Management intends to bring before the meeting only the election of Trustees and Proposal No. 1 above and knows of no matters to come before the meeting other than the matters set forth herein. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. Stockholders planning to attend the meeting but choosing not to return the proxy card should send a note requesting an admission ticket in the envelope provided.

                                              By Order of the Board of Trustees,

                                                        ARCHIE M. BANKSTON
                                                            Secretary

New York, N.Y.
April 3, 1995

                                                              [CON EDISON LOGO]

                                              LETTER TO
                                              STOCKHOLDERS
[CON EDISON LOGO]
                                              NOTICE OF 1995
                                              ANNUAL MEETING
                                              AND
                                              PROXY STATEMENT

                                              MAY 15, 1995
                                              THE PARAMOUNT
                                              MADISON SQUARE
                                              GARDEN CENTER

Consolidated Edison Company of New York, Inc.
$5 CUMULATIVE PREFERRED STOCK

THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF TRUSTEES

- --------------------------------------------------------------------------------

PLEASE DATE AND           The undersigned hereby appoints E. Virgil Conway,
SIGN ON REVERSE           Donald K. Ross and Raymond J. McCann, and each or any
SIDE.  TO VOTE IN         of them with power of substitution, proxies to vote
ACCORDANCE WITH           all stock of the undersigned (including any shares
THE RECOMMENDA-           held through the Company's Automatic Dividend
TIONS OF THE              Reinvestment and Cash Payment Plan) at the Annual
BOARD OF TRUSTEES         Meeting of Stockholders on Monday, May 15, 1995 at
NO BOXES NEED             1:30 P.M. at The Paramount, Madison Square Garden
BE CHECKED.               Center, Seventh Avenue between 31st and 33rd Street,
                          New York, N.Y. or at any adjournments thereof, as specified on the reverse side in the election of Trustees and on the proposals more fully set forth in the proxy statement, and in their discretion on any matters that may come before the meeting.

                          Your vote for the election of Trustees may be indicated on the reverse side. Nominees are: E.V. Conway, G.J. Davis, R.M. Davis, E.V. Futter,
                          A. Hauspurg, S. Hernandez-Pinero, P.W. Likins, R.J. McCann, E.R. McGrath, F.P. Rose, D.K. Ross, R.G. Schwartz, R.A. Voell and M.V. Whalen, Jr.

                          THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR TRUSTEES LISTED ABOVE; "FOR" PROPOSAL 1; AND "AGAINST" PROPOSALS 2 AND 3.

                                                             [CON EDISON LOGO]

                   Consolidated Edison Company of New York, Inc.
[CON EDISON LOGO]  4 Irving Place, New York, N.Y. 10003


                                                    April 3, 1995





BELOW IS YOUR PROXY CARD. PLEASE READ BOTH SIDES, SIGN, VOTE AND RETURN IT IN THE ENCLOSED ENVELOPE.


Fold & Tear Here
- -----------------------------------------------------------------------------

          The Board of Trustees Recommends a Vote FOR the Following:

ELECTION OF TRUSTEES
        FOR                                   WITHHELD
all nominees listed on the           Authority to vote for all
reverse side (except as              nominees on the reverse side
marked to the contrary
below)
       /  /                                   /  /

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.)


- -----------------------------------------------------------------------------

                                            FOR     AGAINST     ABSTAIN

(1) Ratification of appointment of
    independent accountants.                / /       / /         / /


  The Board of Trustees Recommends a vote AGAINST the Following Shareholder
                          Proposals (Nos. 2 AND 3):

                                            FOR     AGAINST     ABSTAIN

(2) Cumulative voting.                      / /       / /         / /

                                           FOR     AGAINST     ABSTAIN

(3) Additional compensation information.   / /       / /         / /


If you plan to attend the meeting and want an admission ticket, check here. / /

- -----------                                                        -----------
  PLEASE                                                              PLEASE
   SIGN,                                                               MARK
   DATE                                                                YOUR
    AND                                                               BALLOT
  RETURN                                                               /X/
   THIS                                                            -----------
  PROXY
PROMPTLY.
- -----------


- -----------------------------------------------------------  ------------, 1995
               SIGNATURE(S) OF STOCKHOLDER(S)                    DATED

SIGNATURE(S) SHOULD CORRESPOND WITH THE NAME(S) AS PRINTED. NO WITNESS IS REQUIRED.

Consolidated Edison Company of New York, Inc.
COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF TRUSTEES

- --------------------------------------------------------------------------------

PLEASE DATE AND           The undersigned hereby appoints E. Virgil Conway,
SIGN ON REVERSE           Donald K. Ross and Raymond J. McCann, and each or any
SIDE.  TO VOTE IN         of them with power of substitution, proxies to vote
ACCORDANCE WITH           all stock of the undersigned (including any shares
THE RECOMMENDA-           held through the Company's Automatic Dividend
TIONS OF THE              Reinvestment and Cash Payment Plan) at the Annual
BOARD OF TRUSTEES         Meeting of Stockholders on Monday, May 15, 1995 at
NO BOXES NEED             1:30 P.M. at The Paramount, Madison Square Garden
BE CHECKED.               Center, Seventh Avenue between 31st and 33rd Street,
                          New York, N.Y. or at any adjournments thereof, as specified on the reverse side in the election of Trustees and on the proposals more fully set forth in the proxy statement, and in their discretion on any matters that may come before the meeting.

                          Your vote for the election of Trustees may be indicated on the reverse side. Nominees are: E.V. Conway, G.J. Davis, R.M. Davis, E.V. Futter,
                          A. Hauspurg, S. Hernandez-Pinero, P.W. Likins, R.J. McCann, E.R. McGrath, F.P. Rose, D.K. Ross, R.G. Schwartz, R.A. Voell and M.V. Whalen, Jr.

                          THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO CHOICE IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR TRUSTEES LISTED ABOVE; "FOR" PROPOSAL 1; AND "AGAINST" PROPOSALS 2 AND 3.

                                                             [CON EDISON LOGO]

                   Consolidated Edison Company of New York, Inc.
[CON EDISON LOGO]  4 Irving Place, New York, N.Y. 10003


                                                    April 3, 1995





BELOW IS YOUR PROXY CARD. PLEASE READ BOTH SIDES, SIGN, VOTE AND RETURN IT IN THE ENCLOSED ENVELOPE.


Fold & Tear Here
- -----------------------------------------------------------------------------

          The Board of Trustees Recommends a Vote FOR the Following:

ELECTION OF TRUSTEES
        FOR                                   WITHHELD
all nominees listed on the           Authority to vote for all
reverse side (except as              nominees on the reverse side
marked to the contrary
below)
       /  /                                   /  /

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.)


- -----------------------------------------------------------------------------

                                            FOR     AGAINST     ABSTAIN

(1) Ratification of appointment of
    independent accountants.                / /       / /         / /


  The Board of Trustees Recommends a Vote AGAINST the Following Shareholder
                          Proposals (Nos. 2 and 3):

                                            FOR     AGAINST     ABSTAIN

(2) Cumulative voting.                      / /       / /         / /

                                           FOR     AGAINST     ABSTAIN

(3) Additional compensation information.   / /       / /         / /


If you plan to attend the meeting and want an admission ticket, check here. / /

- -----------                                                        -----------
  PLEASE                                                              PLEASE
   SIGN,                                                               MARK
   DATE                                                                YOUR
    AND                                                               BALLOT
  RETURN                                                               /X/
   THIS                                                            -----------
  PROXY
 PROMPTLY.
- -----------


- -----------------------------------------------------------  ------------, 1995
               SIGNATURE(S) OF STOCKHOLDER(S)                    DATED

SIGNATURE(S) SHOULD CORRESPOND WITH THE NAME(S) AS PRINTED. NO WITNESS IS REQUIRED.